Exhibit 10.4

SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, this “Agreement”), dated as of [ 🌑 ], 2017, is made by and among CSL, GS and BHGE (each as defined herein) (collectively, the “Sponsors”) and BJ Services, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Sponsors, as the holders of the majority of the Company Shares (as defined herein) owned by the stockholders of the Company, and the Company wish to enter into this Agreement in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth, the parties to this Agreement hereby agree as follows.

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“ABL Facility” means the Revolving Credit and Guaranty Agreement, dated as of May 30, 2017, by and among BJS LLC, the Company, the guarantors party thereto and the lenders party thereto.

“Affiliate” means, with respect to any Person, any other Person controlled by, controlling or under common control with such Person; provided that no Shareholder shall be deemed to be an Affiliate of the Company or any of its Subsidiaries for purposes of this Agreement. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”), with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise) of such Person.

“Agreement” has the meaning set forth in the preamble.

“Allied” means Allied JV Contribution, LLC, a Delaware limited liability company, and each of its Affiliates that is or becomes a Shareholder hereunder.

“Annual Budget” has the meaning set forth in Section 5.1.

“BHGE” means, collectively, (a) Baker Hughes Oilfield Operations LLC, a California limited liability company, (b) Baker Hughes International Holdings LLC, a Delaware limited liability company, and (c) each of their Affiliates that is or becomes a Shareholder hereunder.

“BHGE Director” has the meaning set forth in Section 3.1(a).

“BJS LLC” means BJ Services, LLC, a Delaware limited liability company.

“BJS LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of BJS LLC, dated as of the date hereof, as amended from time to time in accordance with the terms thereof.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday, any federal holiday or any other day on which banking institutions in the State of Texas or the State of New York are authorized or required to be closed by Law or governmental action.

“Bylaws” means the Amended and Restated Bylaws of the Company, dated as of the date hereof.

“cause” has the meaning set forth in Section 3.2.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, dated as of the date hereof.

“Class A Common Stock” means the Class A common stock, par value $0.001 per share, of the Company.

“Class B Common Stock” means the Class B common stock, par value $0.001 per share, of the Company.

“Company” has the meaning set forth in the preamble.

“Company Principal Business” means (a) Land Based Hydraulic Fracturing Services and (b) Land Based Well Cementing & Acidizing Services, in each case as provided by the Baker Hughes Contributed Business (as defined in the Contribution Agreement) as of immediately prior to the closing of the transactions contemplated by the Contribution Agreement.

“Company Shares” means (a) shares of Class A Common Stock and any securities into which such shares of Class A Common Stock shall have been changed or any securities resulting from any reclassification or recapitalization of such shares of Class A Common Stock, and (b) shares of Class B Common Stock of the Company and any securities into which such shares of Class B Common Stock or other Equity Securities shall have been changed or any securities resulting from any reclassification or recapitalization of such shares of Class B Common Stock.

“Confidential Information” means any information concerning the Company or any Persons that are or become its Subsidiaries or the financial condition, business, operations or prospects of the Company or any such Subsidiaries in the possession of or furnished to any Sponsor (including by virtue of its present or former right to designate one or more directors pursuant to Article III); provided, that the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Sponsor or its directors, officers, employees, shareholders, members, partners, agents, counsel, investment advisers or other representatives, including any managed account, investment fund or other vehicle or Person who is a current or prospective passive investor in any investment funds, vehicles or accounts that are managed, sponsored or advised by any member of Allied or any of its Affiliates (all such persons being collectively referred to as “Representatives”) in violation of this Agreement, (ii) was available to such Sponsor on a non-confidential basis prior to its disclosure to such Sponsor or its Representatives by the Company or (iii) becomes available to such Sponsor on a non-confidential basis from a source other than the Company and its Subsidiaries, another Sponsor, its Affiliates or its Representatives after the disclosure of such information to such Sponsor or its Representatives by the Company, which source is (at the time of receipt of the relevant information) not, to such Sponsor’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company or another Person; provided, that, notwithstanding anything to the contrary contained herein, “Confidential Information” in the possession of any Sponsor or any of their respective Affiliates prior to the date of this Agreement shall not by virtue of the foregoing exceptions in clauses (ii) or (iii) be deemed Confidential Information and such Sponsors shall be obligated to keep or to cause to be kept such information confidential in accordance with the provisions of Section 7.12 as fully as if they did not have access to such information prior to the date of this Agreement but only received it after the date of this Agreement.

“Contribution Agreement” means the Contribution Agreement, dated as of November 29, 2016, by and among BJS LLC, Allied, CSL and Baker Hughes Oilfield Operations LLC.

“CSL” means Allied Completions Holdings, LLC, a Delaware limited liability company, and each of its Affiliates that is or becomes a Shareholder hereunder.

“CSL Director” has the meaning set forth in Section 3.1(a).

“Debt” means with respect to any Person, (a) all debt of such Person for borrowed money or for the deferred purchase price of property or services (other than trade payables and other similar obligations incurred in the ordinary course of business), (b) all obligations of such Person which are evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person that have been, or should be, in accordance with GAAP, recorded as capital leases, (d) all obligations of such Person that have been, or should be, in accordance with GAAP, recorded as a sale-leaseback transaction or leveraged lease, (e) all obligations of such Person in respect of letters of credit or similar instruments (other than such obligations incurred in the ordinary course of business), including the ABL Facility, and (f) all direct or indirect guarantees (including “keep well” arrangements, support agreements and similar agreements) with respect to Debt of any other Person referred to in clauses (a) through (f) above.

“Direct Exchange” means a direct exchange of common units in BJS LLC pursuant to Section 11.03 of the BJS LLC Agreement.

“Effective Date” means the date the Registration Statement on Form S-1 filed by the Company with the SEC in connection with the IPO is declared effective by the SEC.

“Equity Securities” means (a) any capital stock, partnership interests, limited liability company interests, units or any other type of equity interest, or other indicia of equity ownership (including profits interests) (collectively, the “Interests”), (b) any security convertible into or exercisable or exchangeable for, with or without consideration, any Interests (including any option to purchase such convertible security), (c) any security carrying any warrant or right to subscribe to or purchase any security described in clause (a) or clause (b), or (d) any such warrant or right described in clause (c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Fair Market Value” means the price that a willing buyer not Affiliated with the seller and under no compulsion to buy would pay in an arm’s-length transaction to a willing seller not Affiliated with the buyer and under no compulsion to sell, as of the relevant time and as determined by the Board of Directors in the exercise of its reasonable discretion.

“First Independent Director” has the meaning set forth in Section 3.1(c)(1).

“GAAP” means generally accepted accounting principles in the United States of America.

“GE” means General Electric Company, a New York corporation.

“GE Group” means GE and each Affiliate of GE (other than Baker Hughes, a GE company, and its Subsidiaries).

“GS” means WSEP Bromius II, LLC, a Delaware limited liability company, and each of its Affiliates that is or becomes a Shareholder hereunder.

“GS Director” has the meaning set forth in Section 3.1(a).

“GS Entities” has the meaning set forth in Section 6.1(d).

“Independent Director” means a director that meets the independence criteria set forth in Rule 10A-3 under the Exchange Act and under the rules of the New York Stock Exchange.

“IPO” means the underwritten initial public offering by the Company of shares of Class A Common Stock registered under the Securities Act of 1933, as amended.

“Land Based Hydraulic Fracturing Services” means on land services performed on oil and gas land wells through the application of fluids pumped at high pressure and rate into the reservoir interval to be treated, causing a fracture to open, for the purpose of enhancing production using equipment, products and services with mobile/skid/wheeled hydraulic horsepower and specific support equipment associated with land based oil and gas well fracturing services provision (but not using any purpose built offshore stimulation fracturing vessel or water craft based well stimulation equipment). For the avoidance of doubt, Land Based Hydraulic Fracturing Services shall not include BHGE’s, GE’s or any of their respective Affiliates’ completions products such as “Gravel Pack” or “Frac Pack” equipment, service tools, services or products associated with Sand Control Well Inflow Control, Frac Packers/Plugs or multi Stage Frac Completions product line of business nor does it include any chemical or additives products or services provided by their respective chemicals product lines.

“Land Based Well Cementing & Acidizing Services” means on land services utilizing (a) cementing equipment, cementing products and cementing technology associated with zonal isolation, remedial cementing services and ultimate plug and abandon services performed through the application of specially designed cementing products to meet specific fluid type and temperature requirements or (b) acidizing equipment, acidizing products, and acidizing technology associated with matrix acidizing, near wellbore stimulation, and near wellbore cleanup services performed through the application of specifically designed acidizing products and techniques used to address specific wellbore and production enhancement requirements. For the avoidance of doubt, Land Based Well Cementing & Acidizing Services shall not include BHGE’s or any of its Affiliates’ offshore designed cementing & acidizing equipment (namely the SeahawkTM), services, products and associated offshore technology.

“Law” means any transnational, domestic or foreign federal, state or local statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law, including the common law.

“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are permitted by Law and within such party’s control) necessary to cause such result, including (a) voting or providing a written consent or proxy with respect to the Company Shares, (b) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (c) executing agreements and instruments, and (d) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Person” means any individual, partnership, limited liability company, corporation, trust, association, estate, unincorporated organization or a government or any agency or political subdivision thereof.

“Redemption” means a redemption of common units in BJS LLC pursuant to Section 11.01 of the BJS LLC Agreement.

“SEC” means the Securities and Exchange Commission.

“Second Independent Director” has the meaning set forth in Section 3.1(c)(2).

“Shareholder” means any holder of Company Shares that is or becomes a party to this Agreement from time to time in accordance with the provisions hereof.

“Sponsor” has the meaning set forth in the preamble.

“Sponsor Director” means any director designated for nomination by a Sponsor.

“Subsidiary” means, with respect to any Person, (a) any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding Equity Securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control or (b) any other Person with respect to which such first Person acts as the sole general partner, manager, managing member or trustee (or Persons performing similar functions).

“Third Independent Director” has the meaning set forth in Section 3.1(c)(1).

“WSEP” has the meaning set forth in Section 6.1(a).

Section 1.2 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each of the parties to this Agreement hereby represents and warrants to each other party to this Agreement that as of the date such party executes this Agreement:

Section 2.1 Existence; Authority; Enforceability. Such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. Such party is duly organized and validly existing under the laws of its respective jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

Section 2.2 Absence of Conflicts. The execution and delivery by such party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of any provision of the constitutive documents of such party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound or affected; or (c) violate any Law applicable to such party.

Section 2.3 Consents. Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

ARTICLE III

GOVERNANCE

Section 3.1 Board of Directors.

(a) Initial Composition of the Board. The Board of Directors is initially comprised of eleven (11) directors, (i) three (3) of whom are designated by CSL pursuant to Section 3.1(b), who initially shall be Charles S. Leykum, Andrew F.J. Gould and James W. Stewart (each, a “CSL Director”), (ii) three (3) of whom are designated by BHGE pursuant to Section 3.1(b), who initially shall be William D. Marsh, Derek Mathieson and Brian Worrell (each, a “BHGE Director”), (iii) one (1) of whom is designated by GS pursuant to Section 3.1(b), who initially shall be Scott L. Lebovitz (the “GS Director”), (iv) one (1) of whom shall be the Chief Executive Officer of the Company, who initially shall be Warren M. Zemlak (the “Chief Executive Officer”), and (v) three (3) of whom are Independent Directors to be designated pursuant to Section 3.1(c).

(b) Board Representation. Following the date hereof, for so long as a Sponsor holds at least the percentage of Company Shares shown below, the Company shall, and the Sponsors shall take all Necessary Action to, include in the slate of nominees recommended by the Board of Directors for election as directors at each applicable annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by such Sponsor that, if elected, will result in such Sponsor having the number of directors serving on the Board of Directors that is shown below based on such Sponsor’s percentage ownership of Company Shares; provided that it is understood that each Sponsor’s designation rights under this Section 3.1(b) are exercisable at its option and that each Sponsor may designate a number of directors to serve on the Board of Directors that is less than the number that is shown below (or none at all).

Percent of Company Shares Owned	Number of Directors
At least 25%	3
At least 18% but less than 25%	2
At least 2.5% but less than 18%	1

(c) Designation of Independent Directors. In addition to the rights set forth in Section 3.1(b):

(1) For as long as CSL and GS collectively own at least 25% of the outstanding Company Shares, such Sponsors, acting together, shall designate one Independent Director (the “First Independent Director”) on or prior to the Effective Date, who initially shall be Dorothy M. Ables, and one Independent Director within one year following the Effective Date (the “Third Independent Director”); provided, however, that the Third Independent shall not be designated to the Board of Directors prior to the Second Independent Director (as defined below).

(2) For as long as BHGE owns at least 25% of the outstanding Company Shares, BHGE shall designate one Independent Director within ninety (90) days following the Effective Date (the “Second Independent Director”).

(d) Classified Board. The Company covenants and agrees with each of the Sponsors that, for so long as such Sponsor has the right to designate at least one director pursuant to Section 3.1(b), the Board of Directors shall be divided into three classes designated Class I, Class II and Class III, with each director serving a three-year term and one class being elected at each year’s annual meeting of shareholders of the Company. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors, and the composition of each class shall reflect, as nearly as possible, each Sponsor’s proportionate right to nominate members to the Board of Directors pursuant to this Section 3.1. The term of office of the initial Class I directors shall expire at the first annual meeting of the shareholders of the Company after the completion of the IPO, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of shareholders of the Company after the completion of the IPO and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the shareholders of the Company after the completion of the IPO. The initial Board of Director nominees shall be assigned to each class as follows:

Class of Directors	Initial Director Nominees
Class I

Class II

Class III

(e) Decrease in Directors. Upon any decrease in the number of directors that a Sponsor is entitled to designate for nomination to the Board of Directors, such Sponsor shall take all Necessary Action to cause the appropriate number of Sponsor Directors to offer to tender their resignation, effective as of the Company’s next annual meeting. If such resignation is then accepted by the Board of Directors, the Company and the Sponsors shall take all Necessary Action to cause the authorized size of the Board of Directors to be reduced accordingly. For the avoidance of doubt, any Sponsor Director resigning pursuant to this Section 3.1(e) shall be permitted to continue serving as a Sponsor Director until the Company’s next annual meeting.

(f) Removal; Vacancies. Except as provided in Section 3.1(e), (1) each Sponsor shall have the exclusive right (with or without cause) to remove its designees from the Board of Directors (including Independent Directors designated under Section 3.1(c)), and the Company and the Sponsors shall take all Necessary Action to cause the removal of any such designee at the request of the designating Sponsor and (2) each Sponsor shall have the exclusive right to designate directors for election to the Board of Directors to fill vacancies created by reason of death, removal or resignation of its designees to the Board of Directors (including Independent Directors designated under Section 3.1(c)), and the Company and the Sponsors shall take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by such designating Sponsor as promptly as reasonably practicable. For the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, no Sponsor shall have the right to designate a replacement director, and the Company and the Sponsors shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board of Directors would result in a number of directors designated by such Sponsor in excess of the number of directors that such Sponsor is then entitled to designate for membership on the Board of Directors pursuant to this Agreement.

(g) Committees. Subject to applicable laws and stock exchange regulations, each Sponsor shall have the right to have a representative appointed to serve on each committee of the Board of Directors for so long as such Sponsor has the right to designate at least one (1) director for election to the Board of Directors.

(h) Reimbursement of Expenses. The Company shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and any committees thereof, including travel, lodging and meal expenses.

Section 3.2 Voting Agreement. The Company and each of the Sponsors agree not to take any actions that would affect the provisions of this Agreement and the intention of the parties with respect to the composition of the Board of Directors as herein stated. Each Sponsor agrees to cast all votes to which such Sponsor is entitled in respect of its Company Shares, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board of Directors those individuals designated in accordance with this Article III and to otherwise effect the intent of this Article III. Each Sponsor agrees not to take action to remove each other’s director nominees from office pursuant to the Certificate of Incorporation unless such removal is for cause. For the purposes of this Agreement, “cause” means, with respect to any director, such director’s (a) gross negligence or willful misconduct in the performance of his or her material duties; (b) conviction of a felony or other crime involving theft, fraud or embezzlement or any other crime involving moral turpitude that is materially detrimental to the business or affairs of the Company or any of its Subsidiaries; (c) willful refusal, after fifteen (15) days’ written notice from the Board of Directors, to perform the material lawful duties or responsibilities required of him or her; (d) willful and material breach of any material corporate policy or code of conduct established by the Company; or (e) willfully engaging in conduct that materially damages the integrity, reputation or financial viability of the Company or its Subsidiaries.

ARTICLE IV

CERTAIN APPROVAL MATTERS

Section 4.1 Approval Matters.

(a) Subject to the provisions of Section 4.1(b), without the approval of (i) BHGE and (ii) either (x) CSL or (y) GS, the Company shall not, and (to the extent applicable) shall not permit any Subsidiary of the Company to:

(1) amend the Certificate of Incorporation, the Bylaws or this Agreement in any manner that by its terms disproportionately materially adversely affects any of the Sponsors relative to the other Sponsors (in which case, for the avoidance of doubt, only the approval of the Sponsors so affected shall be required);

(2) enter into any transactions, agreements, arrangements or payments with a Sponsor that is material or involves aggregate payments or receipts in excess of $500,000;

(3) voluntarily liquidate, dissolve, wind up or commence or consent to any bankruptcy, insolvency, liquidation or similar proceedings with respect to the Company or any of its Subsidiaries;

(4) change the Company’s entity classification for tax purposes or any other matters affecting tax status;

(5) enter into any agreement or commitment that binds, or purports to bind, the Company’s Affiliates that does not expressly exclude each Sponsor;

(6) issue any Equity Securities in such entity, excluding (A) with respect to the Company, the issuance of Equity Securities in an aggregate amount not to exceed $200 million; (B) with respect to the Company, the issuance of Equity Securities in connection with a Redemption or Direct Exchange effected in accordance with the BJS LLC Agreement; (C) with respect to the Company or any of its Subsidiaries, the issuance of Equity Securities in respect of any convertible or exchangeable securities issued under any equity incentive plan approved by the board of directors (or similar governing authority) of such entity; (D) with respect to the Company or any of its Subsidiaries, issuances by (i) BJS LLC pursuant to Section 3.04 of the BJS LLC Agreement, (ii) wholly owned Subsidiaries of the Company to the Company, BJS LLC or another wholly owned Subsidiary of the Company or (iii) joint ventures or non-wholly owned Subsidiaries to the extent that neither the Company nor any of its Subsidiaries has control over such issuance; and (E) with respect to the Company or any of its Subsidiaries, issuances in connection with a reasonable, good faith determination by the board of directors (or similar governing authority) of such entity that there is a significant business need for additional capital that does not exceed $10 million in the aggregate per fiscal year or the proceeds of which are used to fund an acquisition approved pursuant to Section 4.1(a)(10);

(7) repurchase or redeem any Equity Securities of the Company or any of its Subsidiaries;

(8) declare or pay cash or other dividends or distributions on the Equity Securities of the Company or any of its Subsidiaries, other than (A) dividends or other distributions by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company or (B) dividends or other distributions by BJS LLC pursuant to Section 4.01 of the BJS LLC Agreement;

(9) create, incur or assume Debt that, immediately after such creation, incurrence or assumption, would result in the aggregate Debt of the Company and its Subsidiaries exceeding $100 million; provided, however, that Debt created, incurred or assumed under the ABL Facility shall be excluded from this Section 4.1(a)(9);

(10) acquire (whether by merger, consolidation or otherwise) Equity Securities or other investment in any Person or business (including through an acquisition of assets, operations or business and any joint venture, partnership or similar arrangement) with a value (including any liabilities assumed in connection with such acquisition) in excess of (A) $50 million individually or (B) $100 million in the aggregate per fiscal year;

(11) sell, lease, exchange or otherwise dispose of any asset or property having a value in excess of (A) $30 million individually or (B) $60 million in the aggregate per fiscal year;

(12) settle any dispute, claim, litigation or arbitration proceeding, in each case, (A) if such settlement would result in an obligation of or benefit to the Company or any of its Subsidiaries in excess of $5 million or subject the Company or BJS LLC to any non-monetary remedies or (B) if such settlement involves any officer of the Company or any of its Subsidiaries;

(13) enter into any new line of business (including operating outside of onshore in the United States of America or Canada, but excluding any natural extensions of the existing business) or any material modification of the scope of any existing line of business;

(14) with respect to the Company, merge, amalgamate or consolidate with or into any Person;

(15) materially change or amend the corporate structure, constituent documents or regulatory status of the Company or its Subsidiaries; or

(16) enter into any agreement, resolution or commitment with respect to any of the foregoing matters set forth in Sections 4.1(a)(1) through 4.1(a)(15);

(b) The approval rights set forth in Section 4.1(a) shall terminate upon the earlier to occur of: (1) the date that is 12 months from the date of this Agreement, and (2) (A) with respect to CSL and GS, the date on which such Sponsors, together with their Affiliates, collectively no longer beneficially own at least 25% of the outstanding Company Shares in the aggregate and (B) with respect to BHGE, the date on which BHGE, together with its Affiliates, no longer beneficially owns at least 25% of the outstanding Company Shares.

ARTICLE V

INFORMATION AND ACCESS RIGHTS.

Section 5.1 Available Financial Information. Upon the written request of any Sponsor, the Company will deliver, or will cause to be delivered, to such Sponsor an annual budget, a business plan and financial forecasts for the Company for the fiscal year of the Company (collectively, the “Annual Budget”), as soon as reasonably practicable after the approval thereof by the Board of Directors, in such manner and form as approved by the Board of Directors, which shall include at least a projection of income and a projected cash flow statement for each fiscal quarter in such fiscal year and a projected balance sheet as of the end of each fiscal quarter in such fiscal year, in each case prepared in reasonable detail, with appropriate presentation and discussion of the principal assumptions upon which such budgets and projections are based, and which shall be accompanied by the statement of the Chief Executive Officer or Chief Financial Officer or equivalent officer of the Company to the effect that such budget and projections are based on reasonable and good faith estimates and assumptions made by the management of the Company for the respective periods covered thereby. To the extent that there has been any material changes to the Annual Budget provided to the Sponsor, the Company will deliver, or will cause to be delivered, to the Sponsor a revised Annual Budget taking into account such material changes as soon as practicable after such changes have been approved by the Board of Directors.

Section 5.2 Other Information. Upon the written request of any Sponsor, the Company will deliver, or will cause to be delivered, to such Sponsor such other information and data (including such information and reports made available to any lender of the Company or any of its Subsidiaries under any credit agreement or otherwise) with respect to the Company and each of its Subsidiaries and any such other information concerning the Company’s business or financial condition and the Company’s management as may be reasonably requested by any Sponsor, including such information as may be necessary to comply with regulatory, tax or other governmental filings or requirements (including, for the avoidance of doubt, such Sponsor’s and such Sponsor’s Affiliates’ reporting obligations under the rules and regulations of the SEC or applicable stock exchange rules) or such Sponsor’s or such Sponsor’s Affiliates’ customary financial reporting practices.

Section 5.3 Access. The Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors, legal counsel and other agents to (a) afford each Sponsor and its respective officers, employees, auditors, legal counsel and other agents, during normal business hours and upon reasonable notice, access to the Company’s and its Subsidiaries’ officers, employees, auditors, legal counsel, properties, offices and other facilities and books and records, and (b) afford each Sponsor and its respective officers, employees, auditors, legal counsel and other agents the opportunity to discuss the affairs, finances and accounts of the Company and its Subsidiaries with their respective officers from time to time as any such Sponsor may reasonably request.

Section 5.4 The rights to information and access set forth in Sections 5.1 through 5.3 above shall terminate with respect to a Sponsor at the time such Sponsor, together with its Affiliates, no longer beneficially owns at least 2.5% of the outstanding Company Shares.

ARTICLE VI

NON-COMPETITION

Section 6.1 Non-Competition.

(a) Until the earlier to occur of (w) the date BHGE, together with its Affiliates, no longer beneficially owns at least 20% of the outstanding Company Shares, (x) a merger or consolidation of the Company with any other Person (other than a merger or consolidation in which the Shareholders own a majority by voting power of the outstanding equity interests of the surviving or acquiring company), (y) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company and (z) the delivery by BHGE of a notice described in Section 6.1(f), except (i) with respect to their ownership of Equity Securities in the Company and its Subsidiaries and (ii) as permitted by this Section 6.1, neither the Shareholders nor their respective Affiliates shall engage, directly or indirectly, as a stockholder, investor, manager, operator, member, partner, by contract or otherwise in any Company Principal Business anywhere in the United States of America or Canada. For the avoidance of doubt, the Shareholders and their respective Affiliates are permitted to engage, directly or indirectly, as a stockholder, investor, manager, operator, member, partner, by contract or otherwise in the pressure pumping business in the Gulf of Mexico or any other geographic location besides on shore (or on land) in the United States of America and Canada. This Section 6.1 shall cease to be applicable to any Person upon the date such Person and such Person’s Affiliates are no longer Shareholders. Each Shareholder shall be responsible for any breach of this Section 6.1 by any Affiliate of such Shareholder. For the avoidance of doubt, subject to the other terms and conditions of this Agreement, any Shareholder or its Affiliates may provide products or services to the Company or any of its Subsidiaries. The parties hereto acknowledge and agree that for purposes of this Article VI, any “Affiliate” of (x) GS shall be deemed to include only West Street Energy Partner Funds (“WSEP”) and no other Affiliates of WSEP, including any GS Entities, (y) CSL shall be deemed to include only CSL Capital Management, LLC and its controlled Affiliates and no other Affiliates of CSL Capital Management, LLC and (z) BHGE shall be deemed not to include any member of the GE Group.

(b) Notwithstanding the provisions of Section 6.1(a), nothing in this Agreement shall preclude, prohibit or restrict any Shareholder or Affiliate of a Shareholder from (i) acquiring or investing or directly or indirectly owning any Person that owns or operates a business that engages in a Company Principal Business in the United States of America or Canada; provided, that in the event the Fair Market Value of such Person’s Company Principal Business operations exceeds $25 million, such Shareholder shall use reasonable best efforts to divest such competing operations or a portion of such competing operations such that the Fair Market Value of such operations no longer exceeds $25 million; provided, further, that the Company shall have a right of first offer with respect to divestitures of such competing operations; (ii) making any debt investment in any Person that owns or operates a business that engages in a Company Principal Business in the United States of America or Canada; or (iii) with respect to any equity investments held as of the date hereof, continuing to hold, divest or make any additional equity investments in any Person that owns or operates a business that engages in a Company Principal Business in the United States of America or Canada.

(c) Notwithstanding the provisions of Section 6.1(a), (x) BHGE and its Affiliates will not be limited in any respects in their ability to (i) own or operate any Excluded Baker Hughes Assets (as defined in the Contribution Agreement), (ii) sell or have sold under license any materials, tools, chemicals, additives or other assets to any Person (including competitors of the Company), subject to the terms of the Intellectual Property License Agreement (as defined in the Contribution Agreement), (iii) own or operate businesses, product lines, tools, or services consistent with past practices (including any pressure pumping, coiled tubing or acidizing-related materials, tools, chemicals, additives or other assets in BHGE’s other businesses) or (iv) for the avoidance of doubt, own or operate any other business that is not expressly contemplated by the restrictions set forth in Section 6.1(a) and (y) Allied, CSL, GS and their respective Affiliates will not be limited in any respects in their ability to (i) own or operate any Excluded Partner Assets (as defined in the Contribution Agreement), (ii) sell any materials, tools, chemicals, additives or other assets to any Person (including competitors of the Company), (iii) subject to Section 6.1(a), own or operate businesses, product lines, tools, or services consistent with past practices (including any pressure pumping-related materials, tools, chemicals, additives or other assets in Allied’s other businesses) or (iv) for the avoidance of doubt, own or operate any other business that is not expressly contemplated by the restrictions set forth in Section 6.1(a).

(d) Notwithstanding anything in this Agreement, none of the provisions of this Agreement shall in any way limit Goldman Sachs & Co. LLC, any of its affiliates or any managed account, investment fund or other vehicle or person who is a passive investor in any investment funds, vehicles or accounts that are managed, sponsored or advised by Goldman Sachs & Co. LLC or any of its Affiliates (collectively, the “GS Entities”), from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling (other than this Section 6.1 but solely with respect to WSEP), merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business.

(e) For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, none of the provisions of this Agreement shall in any way limit the business or other activities of any member of the GE Group or any minority equity investment by GE or any of its Affiliates in any Person (other than BHGE and its Subsidiaries).

(f) At any time following December 30, 2019, BHGE may deliver to the Company a notice stating that the provisions of this Section 6.1 shall be terminated, which termination shall be effective immediately upon the delivery of such notice.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Assignment; Benefit.

(a) The rights and obligations hereunder shall not be assignable without the prior written consent of the other parties hereto. Any such assignee may not again assign those rights, other than in accordance with this Article VII. Any attempted assignment of rights or obligations in violation of this Article VII shall be null and void.

(b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries to this Agreement.

Section 7.2 Termination.

(a) Article III shall terminate automatically (without any action by any party hereto) as to each Shareholder at such time that such Shareholder no longer has the right to designate an individual for nomination to the Board of Directors under this Agreement. Except as otherwise provided in this Agreement, the remainder of this Agreement shall terminate automatically (without any action by any party hereto) as to each Shareholder when such Shareholder ceases to hold any Company Shares.

Section 7.3 Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable such provision shall be construed by limiting it so as to be valid, legal and enforceable to the maximum extent provided by law and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 7.4 Entire Agreement; Amendment.

(a) This Agreement sets forth the entire understanding and agreement between the parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. No provision of this Agreement may be amended, modified or waived in whole or in part at any time without the express written consent of the Company and the Shareholders holding in aggregate more than fifty percent (50%) of the Company Shares held by the Sponsors; provided that any such amendment, modification or waiver that would be adverse in any respect to any Sponsor shall require the prior written consent of such Sponsor.

(b) No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(c) Except as contemplated hereby, there are no other agreements with respect to the governance of the Company between any Shareholders or any of their Affiliates. No Stockholder shall enter into any stockholder agreements or arrangements of any kind with any Person with respect to any Company Shares on terms inconsistent with the provisions of this Agreement (whether or not such agreements or arrangements are with other Shareholders or with Persons that are not parties to this Agreement).

Section 7.5 Counterparts. This Agreement may be executed in any number of separate counterparts (including by electronic means) each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

Section 7.6 Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given, made or delivered by personal hand-delivery, by facsimile transmission, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery (and such notice shall be deemed to have been duly given, made or delivered (a) on the date received, if delivered by personal hand delivery, (b) on the date received, if delivered by facsimile transmission or by registered first-class mail prior to 5:00 p.m. prevailing local time on a Business Day, or if delivered after 5:00 p.m. prevailing local time on a Business Day or on other than a Business Day, on the first Business Day thereafter and (c) two (2) Business Days after being sent by air courier guaranteeing overnight delivery), addressed to the Shareholder at the following addresses (or at such other address for a Shareholder as shall be specified by like notice):

If to the Company:               BJ Services, Inc.

Attention: Chief Executive Officer

11211 FM 2920

Tomball, Texas 77375

E-mail: warren.zemlak@bjservices.com

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

Attention: Sean T. Wheeler

                  Ryan J. Maierson

811 Main St., Suite 3700

Houston, Texas 77002

E-mail: sean.wheeler@lw.com

            ryan.maierson@lw.com

If to CSL:                             c/o CSL Capital Management, LLC

Attention: Kent Jamison

1000 Louisiana, Suite 3850

Houston, Texas 77002

E-mail: kent@cslenergy.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

Attention: Rhett A. Van Syoc

609 Main Street

Houston, Texas 77002

E-mail: rhett.vansyoc@kirkland.com

If to GS:                               WSEP Bromius II, LLC

c/o Goldman Sachs & Co. LLC

Attention: Scott Lebovitz

                  Charlie Gaillot

200 West Street

New York, New York 10282

E-mail: scott.lebovitz@gs.com

              charlie.gailliot@gs.com

With a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

Attention: Mark H. Lucas

One New York Plaza

New York, New York 10004

E-mail: mark.lucas@friedfrank.com

If to BHGE:                           c/o Baker Hughes, a GE company, LLC

Attention: Lee Whitley

17021 Aldine Westfield Road

Houston, Texas 77073

E-mail: lee.whitley@bhge.com

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: George R. Bason, Jr.

                 Michael Davis

Email: george.bason@davispolk.com

            michael.davis@davispolk.com

Section 7.7 Governing Law. THIS AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

Section 7.8 Jurisdiction. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.

Section 7.9 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH SHAREHOLDER WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY SHAREHOLDER OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. The Company or any Shareholder may file an original counterpart or a copy of this Section 7.9 with any court as written evidence of the consent of the Shareholders to the waiver of their rights to trial by jury.

Section 7.10 Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them by this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 7.11 Subsequent Acquisition of Shares. Any Equity Securities of the Company acquired or received subsequent to the date hereof by a Shareholder shall be subject to the terms and conditions of this Agreement and such shares shall be considered to be “Company Shares” as such term is used herein for purposes of this Agreement.

Section 7.12 Confidentiality.

(a) Each Sponsor agrees that it shall hold strictly confidential and shall use, that it shall cause any Person to whom Confidential Information is disclosed pursuant to clause (1) below to hold strictly confidential and to use, the Confidential Information only in connection with its investment in the Company and its Subsidiaries and not for any other purpose. Each Sponsor agrees that it shall be responsible for any breach of the provisions of this Section 7.12 by any of its Representatives to whom it discloses Confidential Information. Each Sponsor further acknowledges and agrees that it shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:

(1)	To such Sponsor’s Representatives in the normal course of the performance of their duties or to any financial institution providing credit to such Sponsor;

(2)	To the extent required by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Sponsor is subject; provided, that, unless otherwise prohibited by Law, such Sponsor agrees to give the Company prompt notice of such request(s), to the extent practicable, so that the Company may seek an appropriate protective order or similar relief (and the Sponsor shall cooperate with such efforts by the Company and shall in any event make only the minimum disclosure required by such Law));

(3)	To any Person to whom such Sponsor is contemplating a Transfer (as defined in the BJS LLC Agreement) of its Equity Securities; provided, that such Transfer (x) would not be in violation of the provisions of this Agreement or the BJS LLC Agreement, (y) the potential transferee agrees in advance of any such disclosure to be bound by a confidentiality agreement consistent with the provisions of this Section 7.12 and (z) such Sponsor shall be responsible for breaches of such confidentiality agreement by such potential transferee;

(4)	(x) to any regulatory authority or rating agency to which such Sponsor or any of its Affiliates is subject or with which it has regular dealings, as long as such authority or agency is advised of the confidential nature of such information and such Sponsor uses reasonable best efforts to seek confidential treatment of such information to the extent available and (y) Allied may disclose Confidential Information (A) as is requested by any regulatory or Governmental Authority with jurisdiction over Allied, its members or their respective Affiliates or (B) to a banking regulator with jurisdiction over Allied, its members or their respective Affiliates after it is determined by counsel to be advisable in light of ongoing review or oversight of such regulator;

(5)	To the extent required by the rules and regulations of the SEC or stock exchange rules; or

(6)	If the prior unanimous written consent of the Board of Directors shall have been obtained.

Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Company or any Sponsor.

Section 7.13 Company Logos. The Company hereby grants each Sponsor and their respective Affiliates permission to use the Company’s and its Subsidiaries’ names and logos in the marketing materials of each such Sponsor and their respective Affiliates. Each Sponsor or its respective Affiliate, as applicable, shall include a trademark attribution notice giving notice of the Company’s or its Subsidiaries’ ownership of its trademarks in the marketing materials in which the Company’s or its Subsidiaries’ names and logos appear.

Section 7.14 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and other documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

COMPANY:

BJ SERVICES, INC.

By:
Name:	Warren M. Zemlak
Title:	Chief Executive Officer

Signature Page to Shareholders’ Agreement

ALLIED COMPLETIONS HOLDINGS, LLC

By:
Name:	Charles S. Leykum
Title:	President

Signature Page to Shareholders’ Agreement

WSEP BROMIUS II, LLC

By:
Name:	Scott L. Lebovitz
Title:	Managing Director

Signature Page to Shareholders’ Agreement

BAKER HUGHES OILFIELD OPERATIONS LLC

By:
Name:
Title:

BAKER HUGHES INTERNATIONAL HOLDINGS LLC

By:
Name:
Title:

Signature Page to Shareholders’ Agreement